Exhibit 4.1

NUMBER UNITS

U-[•]

SEE REVERSE FOR CERTAIN

DEFINITIONS

CUSIP [•]

GIGCAPITAL, INC.

UNITS CONSISTING OF ONE SHARE OF COMMON STOCK, ONE RIGHT AND ONE-HALF OF ONE

WARRANT

TO PURCHASE ONE SHARE OF COMMON STOCK

THIS CERTIFIES THAT                                         is the owner of                             Units.

Each Unit (“Unit”) consists of one share of the common stock, par value $0.0001 per share (“Common Stock”), of GigCapital, Inc., a Delaware corporation (the “Company”), one right to receive one-tenth (1/10) of one share of Common Stock (the “Right”), and one-half (1/2) of one warrant (the “Warrant”). Each whole Warrant entitles the holder to purchase one share of Common Stock for $11.50 per share (subject to adjustment). Each Warrant will become exercisable on the later of (i) thirty (30) days after the Company’s completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”), or (ii) twelve (12) months from the closing of the Company’s initial public offering, and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). Each Right entitles the holder thereof to receive one-tenth (1/10) of one share of Common Stock upon the consummation of the Company’s initial Business Combination. If the Company is unable to complete an initial Business Combination within 18 months of the closing of the Company’s initial public offering of the Units (the “Offering”) (or 21 months from the closing date of the Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 18 months from the closing date of the Offering but has not completed the initial Business Combination within such 18 month period) the Rights will expire worthless. The Company will not issue fractional shares upon exchange of the Rights. The Common Stock, Rights and Warrants comprising the Units represented by this certificate are not transferable separately prior to         , 2018, unless Cowen and Company LLC elects to allow separate trading earlier, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Offering and issuing a press release announcing when separate trading will begin. The terms of the Rights are governed by a Rights Agreement, dated as of December     , 2017, between the Company and Continental Stock Transfer & Trust Company (“Continental”), as Rights Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. The terms of the Warrants are governed by a Warrant Agreement, dated as of December     , 2017, between the Company and Continental, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Rights Agreement and Warrant Agreement are on file at the office of Continental at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Rights or Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

Witness the facsimile signature of its duly authorized officers.

Secretary	President

GigCapital, Inc.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT MIN ACT —	Custodian

TEN ENT — as tenants by the entireties		(Cust)

(Minor)
Under Uniform Gifts to Minors

JT TEN — as joint tenants with right of survivorship and not as tenants in common		Act (State)

Additional abbreviations may also be used though not in the above list.

For value received,                 hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

                              Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

                                                      Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated

Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.
Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15(OR ANY SUCCESSOR RULE)).

In each case, as more fully described in the Company’s final prospectus relating to the Offering , dated         , 2017, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Offering only in the event that (i) the Company redeems the shares of Common Stock sold in the Offering and liquidates because it does not consummate an initial Business Combination by                 , 2019, (ii) the Corporation redeems the shares of Common Stock sold in the Offering in connection with a stockholder vote to approve an amendment to any provision of the Corporation’s Amended and Restated Certificate of Incorporation relating to its pre-initial business combination activity or the related stockholders’ rights, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective shares of Common Stock in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks stockholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.